SHARE EXCHANGE AGREEMENT
by and among

VICAN RESOURCES, INC.
UNPRESCRIBED, LLC
and

THE MEMBERS OF
UNPRESCRIBED, LLC
NAMED HEREIN
Dated as of April 11, 2017

Exhibit 2.1 -- Page 1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of April 11, 2017, is by and among VICAN RESOURCES, INC., a Nevada corporation ("VCAN"), UNPRESCRIBED, LLC, a Utah limited liability company ("Unprescribed"), and the individuals identified on Annex A hereto (together referred to herein as the "Members" and each a "Member").  Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties."
BACKGROUND

A.        VCAN has Two Billion shares of common stock, $0.001 par value, authorized, of which 1,943,634 shares of Class B Common Stock were issued and outstanding as of April 11, 2017, and no shares of Class A Common Stock were issued and outstanding, and Twenty Million shares of preferred stock, $0.001 par value, are authorized, 100 shares of Series A Preferred Stock are issued and outstanding and no shares of Series B Preferred Stock are issued and outstanding.

B.        The capitalization of Unprescribed consists of Membership Interests (the "Membership Interests"), all of which are held by the Members.  Each Member is the record and beneficial owner of the Membership Interests set forth opposite such Member's name on Annex A hereto.  Each Member has agreed to transfer all of his, her or its (hereinafter "its") Membership Interests in exchange for an aggregate of approximately 25,000,000 newly issued shares of the common stock, $0.001 par value, of VCAN (the "VCAN Stock"), or in the aggregate, approximately seventy-five  percent (75%) of the issued and outstanding capital stock of VCAN as of and immediately after the Closing, after giving effect to (i) conversion of outstanding convertible notes and other convertible or exchangeable securities, which are convertible into an aggregate of approximately 8,500,000 shares of common stock or or in the aggregate, approximately twenty-five percent (25%) of the issued and outstanding capital stock of VCAN and (ii) cancellation of 1,830,000 shares of Class B Common Stock and 100 shares of Series A Preferred Stock of VCAN.
D.        The number of shares of VCAN Stock to be received by each Member is listed opposite each such Member's name on Annex A.  The aggregate number of shares of VCAN Stock reflected on Annex A is referred to herein as the "Shares."
E.        The Board of Directors of VCAN and the Managing Members of Unprescribed desire to effect this plan of reorganization and share exchange.
AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
Exchange of Membership Interests and Shares
1.1   Exchange by the Members.  At the Closing, each Member shall sell, transfer, convey, assign and deliver to VCAN its Membership Interests free and clear of any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance ("Liens") in exchange for the VCAN Stock listed on Annex A opposite such Member's name.

Exhibit 2.1 -- Page 2

1.2   Closing.  The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place at the offices of Kline Law Group, PC in Irvine, CA at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").
ARTICLE II
Representations and Warranties of the Members
         Each of the Members hereby severally (and not jointly) represents and warrants to VCAN with respect to itself, as follows.
2.1   Good Title.  The Member is the record and beneficial owner, and has good title to its Membership Interests, with the right and authority to sell and deliver such Membership Interests.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of VCAN as the new owner of such Membership Interests in the books and records of Unprescribed, VCAN will receive good title to such Membership Interests, free and clear of all Liens.
2.2   Organization.  Each Member that is an entity is duly organized and validly existing in its jurisdiction of organization.
2.3   Power and Authority.  The Member has the legal power, capacity and authority to execute and deliver this Agreement and any other documents or agreements executed in connection with the Transactions (the "Transaction Documents") to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Member to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.
2.4   No Conflicts.  The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree ("Laws"); (b) will not violate any Laws applicable to the Member; and (c) will not violate or breach any contractual obligation to which the Member is a party.

Exhibit 2.1 -- Page 3

2.5   Litigation.  There is no pending proceeding against the Member that involves the Membership Interests or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Member, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.
2.6   No Finder's Fee.  The Member has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.
2.7   Purchase Entirely for Own Account.  The VCAN Stock proposed to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the VCAN Stock, except in compliance with applicable securities laws.
2.8   Available Information.  The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in VCAN.
2.9    Non-Registration.  The Member understands that the VCAN Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the VCAN Stock in accordance with VCAN's charter documents or the laws of its jurisdiction of incorporation.
2.10   Restricted Securities.  The Member understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the VCAN Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Member further acknowledges that if the Shares are issued to the Member in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Exhibit 2.1 -- Page 4

2.11   Accredited Investor.  The Member is an "Accredited Investor" within the meaning of Rule 501 under the Securities Act and the Member was not organized for the specific purpose of acquiring the Shares.
2.12   Legends.  The Member hereby agrees with VCAN that the VCAN Stock will bear the following legend or one that is substantially similar to the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13   Additional Legend; Consent. Additionally, the VCAN Stock will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Member consents to VCAN making a notation on its records or giving instructions to any transfer agent of VCAN Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of Unprescribed
Unprescribed represents and warrants as follows to VCAN.

3.1   Organization, Standing and Power.  Unprescribed and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material.

Exhibit 2.1 -- Page 5

adverse effect on Unprescribed, a material adverse effect on the ability of Unprescribed to perform its obligations under this Agreement or on the ability of Unprescribed to consummate the Transactions (a "Unprescribed Material Adverse Effect").  Unprescribed and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Unprescribed Material Adverse Effect.  Unprescribed has delivered to VCAN true and complete copies of the Unprescribed Operating Agreement and Bylaws, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.
3.2   Subsidiaries; Equity Interests.  (a)   All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Unprescribed, by another subsidiary of Unprescribed or by Unprescribed and another subsidiary of Unprescribed, free and clear of all Liens.  Except for its interests in its subsidiaries, Unprescribed does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
3.3   Capital Structure.  The aggregate number of authorized Class A and Class B Membership Interests of the Company is as represented on Schedule 3.3 attached hereto.  No other membership interests, shares of capital stock or other voting securities of Unprescribed are issued, reserved for issuance or outstanding.  Unprescribed is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding Membership Interests and shares of the capital stock of Unprescribed and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Utah, the Unprescribed Operating Agreement, the Unprescribed Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument ("Contract") to which Unprescribed is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Unprescribed or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Unprescribed's capital stock or the capital stock of any of its subsidiaries may vote ("Voting Unprescribed Debt").  Except for the November Note, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Unprescribed or any of its subsidiaries is a party or by which any of them is bound (a) obligating Unprescribed or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Unprescribed or any of its subsidiaries or any Voting Unprescribed Debt, (b) obligating Unprescribed or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Unprescribed or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of Unprescribed to repurchase, redeem or otherwise acquire any shares of capital stock of Unprescribed.

Exhibit 2.1 -- Page 6

Authority; Execution and Delivery; Enforceability.  Unprescribed has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by Unprescribed of this Agreement and the consummation by Unprescribed of the Transactions have been duly authorized and approved by the Management Committe of Unprescribed and no other proceedings on the part of Unprescribed are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against Unprescribed in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.
No Conflicts; Consents.  (a)   The execution and delivery by Unprescribed of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Unprescribed or any of its subsidiaries under, any provision of (i) the Unprescribed Operating Agreement, the Unprescribed Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which Unprescribed or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Unprescribed or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Unprescribed Material Adverse Effect.
(b)    Except for any required filings under applicable "Blue Sky" or state securities commissions, no material consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Unprescribed or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
Taxes.  (a)   Each of Unprescribed and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes ("Tax Returns") required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Unprescribed Material Adverse Effect.  All forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts ("Taxes") shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Unprescribed Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Unprescribed know of no basis for any such claim.

Exhibit 2.1 -- Page 7

(b)   The Unprescribed Financial Statements reflect an adequate reserve for all Taxes payable by Unprescribed and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Unprescribed knows of no tax deficiency that has been proposed, asserted or assessed against Unprescribed or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Unprescribed Material Adverse Effect.
Benefit Plans.  (a)    Unprescribed does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Unprescribed or any of its subsidiaries (collectively, "Unprescribed Benefit Plans").  As of the date of this Agreement there are not any severance or termination agreements or arrangements between Unprescribed or any of its subsidiaries and any current or former employee, officer or director of Unprescribed or any of its subsidiaries, nor does Unprescribed or any of its subsidiaries have any general severance plan or policy.
3.8.   Litigation.
There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (each, an "Action") against or affecting Unprescribed or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Unprescribed Material Adverse Effect.  Neither Unprescribed nor any of its subsidiaries, nor to the knowledge of any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
Compliance with Applicable Laws.  Unprescribed and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Unprescribed Material Adverse Effect.  Unprescribed has not received any written communication during the past two years from a Governmental Entity that alleges that Unprescribed is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.
Brokers.  Except as set forth in the Unprescribed Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Unprescribed or any of its subsidiaries.

Exhibit 2.1 -- Page 8

3.11.   Contracts.  There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Unprescribed and its subsidiaries taken as a whole.  Neither Unprescribed nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Unprescribed Material Adverse Effect.
Title to Properties.  Neither Unprescribed nor any of its subsidiaries own any real property.  Unprescribed and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Material Adverse Effect.  All such assets and properties, other than assets and properties in which Unprescribed or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Unprescribed Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Unprescribed and its subsidiaries to conduct business as currently conducted.
Intellectual Property.  Unprescribed and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, any and all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs ("Intellectual Property Rights") which are material to the conduct of the business of Unprescribed and its subsidiaries taken as a whole.  There are no claims pending or, to the knowledge of Unprescribed, threatened that Unprescribed or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Unprescribed, no person is infringing the rights of Unprescribed or any of its subsidiaries with respect to any Intellectual Property Right.
Financial Statements.  Unprescribed has delivered to VCAN its unaudited consolidated financial statements for the years ended December 31, 2015 and 2016 (the "Unprescribed Financial Statements").  The Unprescribed Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period indicated.  The Unprescribed Financial Statements fairly present in all material respects the financial condition and operating results of Unprescribed, as of the dates, and for the periods, indicated therein.  Unprescribed does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2016, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Unprescribed Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Unprescribed Material Adverse Effect.
Transactions with Affiliates and Employees.  None of the officers, directors, or Members of Unprescribed and, to the knowledge of Unprescribed, none of the employees of Unprescribed is presently a party to any transaction with Unprescribed or any of its subsidiaries (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Unprescribed, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

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Solvency.  Based on the financial condition of Unprescribed as of the Closing Date (and assuming that the Closing shall have occurred), (a) Unprescribed's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Unprescribed's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Unprescribed's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Unprescribed, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Unprescribed, together with the proceeds Unprescribed would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  Unprescribed does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).
Investment Company.  Unprescribed is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
Foreign Corrupt Practices.  Neither Unprescribed, nor any of its subsidiaries, nor, to Unprescribed's knowledge, any director, officer, agent, employee or other person acting on behalf of Unprescribed or any of its subsidiaries has, in the course of its actions for, or on behalf of, Unprescribed (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
3.19.   Absence of Certain Changes or Events.  From December 31, 2016 to the date of this Agreement, Unprescribed has conducted its business only in the ordinary course, and during such period there has not been:
(a)         any change in the assets, liabilities, financial condition or operating results of Unprescribed or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Unprescribed Material Adverse Effect;
(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a Unprescribed Material Adverse Effect;
(c)         any waiver or compromise by Unprescribed or any of its subsidiaries of a valuable right or of a material debt owed to it;

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(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Unprescribed or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Unprescribed Material Adverse Effect;
(e)         any material change to a material Contract by which Unprescribed or any of its subsidiaries or any of its respective assets is bound or subject;
(f)         any mortgage, pledge, transfer of a security interest in, or lien, created by Unprescribed or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Unprescribed's or its subsidiaries' ownership or use of such property or assets;
(g)         any loans or guarantees made by Unprescribed or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(h)         any alteration of Unprescribed's method of accounting or the identity of its auditors;
(i)         any declaration or payment of dividend or distribution of cash or other property to the Members or any purchase, redemption or agreements to purchase or redeem any Membership Interests;
(j)         any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Unprescribed stock option plans; or
(k)         any arrangement or commitment by Unprescribed or any of its subsidiaries to do any of the things described in this Section 3.19.
Disclosure.  All disclosure provided to VCAN regarding Unprescribed, its business and the Transactions, furnished by or on behalf of Unprescribed (including Unprescribed's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, to the knowledge of Unprescribed, or is contemplated to occur with respect to Unprescribed or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Unprescribed under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission ("SEC") relating to an issuance and sale by Unprescribed of its Membership Interests and which has not been publicly announced.
No Additional Agreements.  Unprescribed does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.
ARTICLE IV
Representations and Warranties of VCAN
VCAN represents and warrants as follows to the Members and Unprescribed.
Organization, Standing and Power.  VCAN is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on VCAN, a material adverse effect on the ability of VCAN to perform its obligations under this Agreement or on the ability of VCAN to consummate the Transactions (a "VCAN Material Adverse Effect").  VCAN is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a VCAN Material Adverse Effect.  VCAN has delivered to Unprescribed true and complete copies of the VCAN Articles of Incorporation and the VCAN Bylaws, as amended through date of this Agreement.
Subsidiaries; Equity Interests.  VCAN does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
Capital Structure.  The authorized capital stock of VCAN consists of Two Billion (2,000,000,000) shares of common stock, $0.001 par value, and Fifty Million (50,000,000) shares of preferred stock.  As of the date hereof, approximately 1,939,000 Series B Common shares of VCAN and no shares of Series A Common shares are issued and outstanding.  One Hundred (100) shares of Series A Preferred Stock and no shares of Series B Preferred Stock are issued and outstanding.  No other shares of capital stock or other voting securities of VCAN are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of VCAN are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the VCAN Articles of Incorporation, the VCAN Bylaws or any Contract to which VCAN is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of VCAN having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of VCAN's common stock may vote ("Voting VCAN Debt"). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which VCAN is a party or by which it is bound (a) obligating VCAN to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, VCAN or any Voting VCAN Debt, (b) obligating VCAN to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of VCAN.  As of the date of this Agreement, there are not any outstanding contractual obligations of VCAN to repurchase, redeem or otherwise acquire any shares of capital stock of VCAN.   The stockholder list provided to Unprescribed is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the VCAN's common stock.

Exhibit 2.1 -- Page 11

Authority; Execution and Delivery; Enforceability.  The execution and delivery by VCAN of this Agreement and the consummation by VCAN of the Transactions have been duly authorized and approved by the Board of Directors of VCAN and the holders of a majority of its capital stock and no other corporate proceedings on the part of VCAN are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of VCAN, enforceable against VCAN in accordance with the terms hereof.
No Conflicts; Consents.  (a)         (a) The execution and delivery by VCAN of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of VCAN under, any provision of (i) the VCAN Articles of Incorporation or VCAN Bylaws, (ii) any material Contract to which VCAN is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to VCAN or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a VCAN Material Adverse Effect.
(b)         No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to VCAN in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state "blue sky" laws, as may be required in connection with this Agreement and the Transactions.
Taxes.   (a)         (a) VCAN has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a VCAN Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a VCAN Material Adverse Effect.
(b)         The VCAN Financial Statements reflect an adequate reserve for all Taxes payable by VCAN (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against VCAN, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a VCAN Material Adverse Effect.
(c)         There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of VCAN.  VCAN is not bound by any agreement with respect to Taxes.
Benefit Plans.  VCAN does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of VCAN.  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between VCAN and any current or former employee, officer or director of VCAN, nor does VCAN have any general severance plan or policy.
Litigation.  There is no Action against or affecting VCAN or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a VCAN Material Adverse Effect.  Neither VCAN nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Exhibit 2.1 -- Page 12

Compliance with Applicable Laws.  VCAN is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a VCAN Material Adverse Effect.  VCAN has not received any written communication during the past two years from a Governmental Entity that alleges that VCAN is not in compliance in any material respect with any applicable Law.  This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.
Contracts.  4.11.   There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of VCAN taken as a whole.  VCAN is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a VCAN Material Adverse Effect.
Title to Properties.  VCAN has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which VCAN has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of VCAN to conduct business as currently conducted.  VCAN has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  VCAN enjoys peaceful and undisturbed possession under all such material leases.
Intellectual Property.  VCAN does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pen ding or, to the knowledge of VCAN, threatened that VCAN is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.
Undisclosed Liabilities.  VCAN has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of VCAN or in the notes thereto. All liabilities of VCAN shall be paid off in full and shall in no event remain liabilities of VCAN, Unprescribed or the Members following the Closing.
4.15.   SEC Documents.  VCAN has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the "SEC") and VCAN has delivered or made available to Unprescribed all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "VCAN SEC Documents").  The VCAN SEC Documents complied in all material respects with the requirements of the Securities Act of 19933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such VCAN SEC documents, and none of the VCAN SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Unprescribed prior to the date of this Agreement), none of the VCAN SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of VCAN included in such VCAN SEC Documents (the "VCAN Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of VCAN and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by VCAN's independent accountants). Except as set forth in the VCAN SEC Documents, at the date of the most recent audited financial statements of VCAN included in the VCAN SEC Documents, neither VCAN nor any of its subsidiaries had, and since such date neither VCAN nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to VCAN.

Exhibit 2.1 -- Page 13

4.16.   Shell Status.  VCAN is a "shell company" as defined in Rule 12b-2 of the Exchange Act as amended.  According to Rule 144(i), Rule 144 is not available for the resale of securities initially issued by either a reporting or non-reporting shell company. Moreover, Rule 144(i)(1)(ii) states that Rule 144 is not available to securities initially issued by an issuer that has been "at any time previously" a reporting or non-reporting shell company. The Parties acknowledge that Rule 144(i)(1)(ii) prohibits shareholders of VCAN from relying on the Rule 144 safe harbor to resell their shares of VCAN unless and until:
●	VCAN has ceased to be a shell company as defined in Rule 144(i)(1);
●	VCAN mandatorily files reports with the SEC;
●
VCAN has filed all required SEC reports and other materials during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials, other than Form 8-K reports); and

●
VCAN has filed current "Form 10 information" with the SEC reflecting the issuer's status as an entity that is no longer a Shell Company, and at least one year has elapsed since such Form 10 information was filed.

4.17.   Undisclosed Liabilities. Neither VCAN nor any of its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business that do not exceed $1,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet.
Transactions With Affiliates and Employees. None of the officers or directors of VCAN and, to the knowledge of VCAN, none of the employees of VCAN is presently a party to any transaction with VCAN or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of VCAN, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Solvency.  Based on the financial condition of VCAN as of the Closing Date (and assuming that the Closing shall have occurred), (a) VCAN's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of VCAN's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) VCAN's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by VCAN, and projected capital requirements and capital availability thereof, and (c) the current cash flow of VCAN, together with the proceeds VCAN would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  VCAN does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Investment Company.  VCAN is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
Foreign Corrupt Practices.  Neither VCAN, nor to VCAN's knowledge, any director, officer, agent, employee or other person acting on behalf of VCAN has, in the course of its actions for, or on behalf of, VCAN (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
Absence of Certain Changes or Events. Except as disclosed in the VCAN SEC Documents, since the date of the most recent financial statements included in the VCAN SEC Documents, VCAN has conducted its business only in the ordinary course, and during such period there has not been:

(a)         any change in the assets, liabilities, financial condition or operating results of VCAN from that reflected in the VCAN Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a VCAN Material Adverse Effect;
(b)         any damage, destruction or loss, whether or not covered by insurance, that would have a VCAN Material Adverse Effect;

Exhibit 2.1 -- Page 14

(c)         any waiver or compromise by VCAN of a valuable right or of a material debt owed to it;
(d)         any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by VCAN, except in the ordinary course of business and the satisfaction or discharge of which would not have a VCAN Material Adverse Effect;
(e)         any material change to a material Contract by which VCAN or any of its assets is bound or subject;
(f)         any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g)         any resignation or termination of employment of any officer of VCAN;
(h)         any mortgage, pledge, transfer of a security interest in or lien created by VCAN with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair VCAN's ownership or use of such property or assets;
(i)         any loans or guarantees made by VCAN to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)         any declaration, setting aside or payment or other distribution in respect of any of VCAN's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by VCAN;
(k)         any alteration of VCAN's method of accounting or the identity of its auditors;
(l)         any issuance of equity securities to any officer, director or affiliate, except pursuant to existing VCAN stock option plans; or
(m)         any arrangement or commitment by VCAN to do any of the things described in this Section 4.21.
No Registration Matters.  VCAN has not granted or agreed to grant to any person any rights (including "piggy‑back" registration rights) to have any securities of VCAN registered with the SEC or any other governmental authority that have not been satisfied.
Disclosure.  All disclosure provided to the Members regarding VCAN, its business and the Transactions, furnished by or on behalf of VCAN (including VCAN's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to VCAN, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by VCAN under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by VCAN of its common stock and which has not been publicly announced.
No Additional Agreements.  VCAN does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.
ARTICLE V
Conditions to Closing
VCAN Conditions Precedent.  The obligations of the Members and Unprescribed to enter into and complete the Closing are subject, at the option of the Members and Unprescribed, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Unprescribed and the Members in writing.

Exhibit 2.1 -- Page 15

(a)         Representations and Covenants. The representations and warranties of VCAN contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  VCAN shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by VCAN on or prior to the Closing Date.  VCAN shall have delivered to the Members and Unprescribed a certificate, dated the Closing Date, signed by an officer of the VCAN, to the foregoing effect.
(b)         Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Unprescribed, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of VCAN.
(c)         Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by VCAN for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by VCAN, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a VCAN Material Adverse Effect.
(d)         No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Unprescribed Financial Statements which has had or is reasonably likely to cause a VCAN Material Adverse Effect.
(e)         Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of VCAN, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Unprescribed and the Members.
(f)         Satisfactory Completion of Due Diligence.  Unprescribed and the Members shall have completed their legal, accounting and business due diligence of VCAN and the results thereof shall be satisfactory to Unprescribed and the Members in their sole and absolute discretion.
(g)         Secretary's Certificate.  VCAN shall have delivered to Unprescribed a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the VCAN Articles of Incorporation, the VCAN Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(h)         Good Standing Certificate.  VCAN shall have delivered to Unprescribed a certificate of good standing of VCAN dated within five (5) business days of Closing issued by the Secretary of State of Nevada.
(i)         Resignations and Appointments.  VCAN shall have delivered to Unprescribed (i) a letter of resignation from each director and officer of VCAN resigning from all of their respective positions effective upon the Closing and (ii) evidence of the election of such directors and officers of VCAN as may be designated by Unprescribed, effective as of the Closing.
(j)         Payoff Letters and Releases.  VCAN shall have delivered to Unprescribed such pay-off letters and releases relating to liabilities of VCAN as Unprescribed shall request, in form and substance satisfactory to Unprescribed.
(k)         Lien Searches.  If requested, VCAN shall have delivered to Unprescribed the results of UCC, judgment lien and tax lien searches with respect to VCAN, the results of which indicate no liens on the assets of VCAN.

Exhibit 2.1 -- Page 16

(l)             Release.  VCAN shall have delivered to Unprescribed a duly executed release by the current directors and officers of VCAN and by VCAN in favor of Unprescribed and the Members, in form and substance satisfactory to Unprescribed.
(m)         Issuance of Shares.  VCAN shall have issued the Shares to the Members on the stock ledger of VCAN in accordance with Annex A and shall have delivered a copy of such stock ledger to Unprescribed and the Members.  At or within five (5)  business days following the Closing, VCAN shall deliver to each Member a certificate representing the new shares of VCAN Stock issued to such Member.  An additional 3,200,000 shares shall be reserved for issuance to certain consultants pursuant to current consulting agreements.
(n)         Cancellation of Shares; Capitalization.  Shareholders of VCAN shall have delivered to VCAN certificates for cancellation approximately One Million Eight Hundred Thirty Thousand (1,830,000) shares of Series B Common Stock of VCAN and One Hundred (100) shares of Series A Preferred Stock, and VCAN shall cancel such shares.
(p)         Such other documents as Unprescribed may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of VCAN evidencing the performance by VCAN, or the compliance by VCAN with, any covenant or obligation required to be performed or complied with by VCAN (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

Unprescribed and Member Conditions Precedent.  The obligations of VCAN to enter into and complete the Closing is subject, at the option of VCAN, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by VCAN in writing.
(a)         Representations and Covenants.  The representations and warranties of the Members and Unprescribed contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Members and Unprescribed shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and Unprescribed on or prior to the Closing Date.  Each of Unprescribed and the Members shall have delivered to VCAN a certificate, dated the Closing Date, to the foregoing effect.
(b)         Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of VCAN, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Unprescribed.

Exhibit 2.1 -- Page 17

(c)         Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members or Unprescribed for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Members or Unprescribed, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Unprescribed Material Adverse Effect.
(d)         Audited Financial Statements.  Unprescribed shall deliver audited financial statements for the fiscal years ended December 31, 2015, and 2016.
(e)         No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Unprescribed Financial Statements which has had or is reasonably likely to cause a Unprescribed Material Adverse Effect.
(f)         Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of VCAN, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to VCAN.
(g)         Satisfactory Completion of Due Diligence.  VCAN shall have completed its legal, accounting and business due diligence of Unprescribed and the Members and the results thereof shall be satisfactory to VCAN in its sole and absolute discretion.
(h)         Secretary's Certificate. Unprescribed shall have delivered to VCAN a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Unprescribed Operating Agreement and Bylaws and resolutions of its Management Committee approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(i)         Good Standing Certificate.  Unprescribed shall have delivered to VCAN a certificate of good standing of Unprescribed dated within five (5) business days of Closing reasonably satisfactory to VCAN.
(j)         Unit Transfer Documents.  If Membership Interests are certificated, each Member shall have delivered to VCAN the original certificate(s) representing its Membership Interests, accompanied by a duly executed Unit transfer power for transfer by the Member of its Membership Interests to VCAN.
ARTICLE VI
Covenants
Blue Sky Laws. VCAN shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the VCAN Stock in connection with this Agreement.
Public Announcements
VCAN and Unprescribed will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.
Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Exhibit 2.1 -- Page 18

Exclusivity.  No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of VCAN or Unprescribed (as applicable), or any assets of VCAN or Unprescribed (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.
Preservation of Business.  From the date of this Agreement until the Closing Date, each of Unprescribed and VCAN shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.
ARTICLE VII
Miscellaneous
Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to VCAN, to:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

Exhibit 2.1 -- Page 19

If to Unprescribed, to:

Attention:
Facsimile:

With a copy to:

Attention:
Facsimile:

If to the Members at the addresses set forth in Annex A hereto.

Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Unprescribed, VCAN and Members holding a majority of the Membership Interests.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Members then hold the Shares.
7.3.         Termination.
(a)         The Parties may terminate this Agreement as provided below:
(i)         Unprescribed, VCAN and a majority of the Members may terminate this Agreement by mutual written consent at any time prior to the Closing;
(ii)           VCAN may terminate this Agreement by giving written notice to Unprescribed and the Members at any time prior to the Closing (A) in the event Unprescribed or any Member has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, VCAN has notified Unprescribed and/or the Member of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before May 31, 2017, for any non-occurrence of any condition precedent under Section 5.2 hereof (unless the failure results primarily from VCAN itself breaching any representation, warranty, or covenant contained in this Agreement); and
(iii)          Unprescribed may terminate this Agreement by giving written notice to VCAN at any time prior to the Closing (A) in the event VCAN has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Unprescribed has notified VCAN of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before May 31, 2017 for any non-occurrence of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Unprescribed or any Member breaching any representation, warranty, or covenant contained in this Agreement).

Exhibit 2.1 -- Page 20

(b)         If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).
Remedies. In addition to any other rights provided herein or granted by law, each of the Members, VCAN and Unprescribed agree that the Parties are due specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred due to a breach of any material obligation hereunder, and hereby agree to waive in advance any otherwise available defense to specific performance.
Independent Nature of Members' Obligations and Rights.  The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement.  The decision of each Member to acquire the Shares pursuant to this Agreement has been made by such Member independently of any other Member.  Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose.  Each of Unprescribed and VCAN acknowledges that each of the Members has been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.
Limitation of Liability.  Notwithstanding anything herein to the contrary, each of VCAN and Unprescribed acknowledges and agrees that the liability of a Member arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member.
Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter herein, and are not intended to confer upon any person other than the Parties any rights or remedies.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable.
Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

Exhibit 2.1 -- Page 21

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VICAN RESOURCES, INC.

By:
Name: Ian Jenkins
Title: CEO

UNPRESCRIBED, LLC

By:
Name: Gregory Mongeon
Title: Member

MEMBERS:

Gregory Mongeon

Flagship Trust
Ian Jenkins, Trustee

Christopher Dean

[Signature Page to Share Exchange Agreement]

Exhibit 2.1 -- Page 22

ANNEX A
Members of Unprescribed

Name and Address of Member	Percentage of Total Shares of Membership Interests	Number of Shares of VCAN Stock Received
Gregory Mongeon	50%	12,500,000
Flagship Trust	25%	6,250,000
Christopher Dean	25%	6,250,000
TOTALS	100%	25,000,000*

* VCAN share calculations do not include reservation of shares for issuance on conversion of Convertible  Notes – as a result, the total number of shares and the per Member allocations will be reduced pro rata  by the amount of such reservation.

Exhibit 2.1 -- Page 23